Exhibit 5.1

[Letterhead of Cahill Gordon & Reindel LLP]

August 11, 2015

Airgas, Inc.

259 North Radnor-Chester Road

Radnor, PA 19087-5283

Re: 3.050% Notes due 2020

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $400,000,000 aggregate principal amount of 3.050% Notes due 2020 (the “Securities”) of Airgas, Inc., a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-188772) (the “Registration Statement”) and the issuance of the Securities under an Indenture dated as of May 27, 2010 (the “Base Indenture”), between the Company and U.S. Bank National Association (the “Trustee”), as supplemented by the Sixth Supplemental Indenture dated as of August 11, 2015 (the “Supplemental Indenture”) between the Company and the Trustee, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Base Indenture and the Supplemental Indenture thereto under which the Securities have been issued have been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Cahill Gordon & Reindel LLP